Exhibit No. Ex-99.d.22

The UBS Funds

One North Wacker Drive

Chicago, IL   60606

June 30, 2010

UBS Global Asset Management (Americas) Inc.

One North Wacker Drive

Chicago, IL   60606

Ladies and Gentlemen:

1.             Each of the funds listed on Schedule A hereto (each a “Fund” and, collectively, the “Funds”) is a series of The UBS Funds, a Delaware statutory trust (“Trust”).  Each separate class of each Fund’s shares is referred to herein as a “Class.”

2.             You hereby agree that you will waive your advisory fees and/or reimburse the Trust for the operating expenses (excluding expenses incurred through investment in other investment companies, interest, taxes, brokerage commissions, extraordinary expenses, and with respect to UBS U.S. Equity Alpha Fund, UBS Global Frontier Fund, UBS Dynamic Alpha Fund, UBS U.S. Small Cap Growth Fund, UBS Absolute Return Bond Fund, UBS High Yield Fund and UBS Market Neutral Multi-Strategy Fund, also excluding securities loan fees and dividend expenses for securities sold short) (“Reimbursable Operating Expenses”) of each Fund or any Class thereof to the extent, if any, that the Reimbursable Operating Expenses for a Fund or any Class thereof, for the period beginning July 1, 2010 for all Funds (except the UBS Market Neutral Multi-Strategy Fund, which begins June 30, 2010) and ending October 27, 2011, otherwise would exceed the “Expense Limitation” rate for each Class of each Fund shown in Schedule B.  The aggregate amount of this waiver/reimbursement is hereinafter referred to as the “Expense Reimbursement.”

3.             The Trust, in turn, agrees that, subject to the limitations set forth in this paragraph, it will repay the Expense Reimbursement to you.  Such repayment shall be made only out of assets of a Fund or Class for which an Expense Reimbursement was made.  In addition, the repayment shall be payable only to the extent it can be made during the three years following the period during which you waived fees or reimbursed a Fund or Class for its Reimbursable Operating Expenses under this Agreement without causing the Reimbursable Operating Expenses of the Fund or Class during a year in which such repayment is made to exceed any applicable expense limit that may be in place for the Fund.  The Trust agrees to furnish or otherwise make available to you such copies of its financial statements, reports, and other information relating to its business and affairs as you may, at any time or from time to time, reasonably request in connection with this Agreement.

4.             This Agreement shall terminate automatically upon the termination of the Investment Advisory Agreement between you and the Trust with respect to a Fund;

provided, however, that a Fund’s obligation to reimburse you, as described above, will survive the termination of this Agreement unless the Trust and you agree otherwise.

5.             You understand that you shall look only to the assets of the applicable Fund for performance of this Agreement and for payment of any claim you may have hereunder, and neither any other series of the Trust, nor any of the Trust’s trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefor.

6.             This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, except (a) Paragraph 5 shall be governed by, construed and enforced in accordance with the laws of the State of Delaware and (b) insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling.  Any amendment to this Agreement shall be in writing signed by the parties hereto.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

THE UBS FUNDS

		By:	/s/ Thomas Disbrow
		Name:	Thomas Disbrow
		Title:	Treasurer

		By:	/s/ Joseph J. Allessie
		Name:	Joseph J. Allessie
		Title:	Assistant Secretary

The foregoing Agreement is hereby accepted as of June 30, 2010

UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC.

By:	/s/ John Moore
Name:	John Moore
Title:	Managing Director

By:	/s/ Mark F. Kemper
Name:	Mark F. Kemper
Title:	Managing Director

Schedule A

UBS Dynamic Alpha Fund

UBS Global Allocation Fund

UBS Global Frontier Fund

UBS Global Equity Fund

UBS Market Neutral Multi-Strategy Fund

UBS U.S. Equity Alpha Fund

UBS U.S. Large Cap Equity Fund

UBS U.S. Large Cap Value Equity Fund

UBS U.S. Small Cap Growth Fund

UBS Absolute Return Bond Fund

UBS Global Bond Fund

UBS High Yield Fund

UBS U.S. Bond Fund

UBS U.S. Small Cap Equity Fund

UBS Emerging Markets Debt Fund

UBS Emerging Markets Equity Fund

UBS U.S. Real Estate Equity Fund

Schedule B

	Expense
	Limitation	Class and Net Expenses
Fund	Change (bps)	A	B	C	Y

UBS Dynamic Alpha Fund	—	1.35%	2.10%	2.10%	1.10%

UBS Global Allocation Fund	—	1.35%	2.10%	2.10%	1.10%

UBS Global Frontier Fund	—	1.40%	—	2.15%	1.15%

UBS Global Equity Fund	—	1.50%	2.25%	2.25%	1.25%

UBS Market Neutral Multi-Strategy Fund	—	1.75%	—	2.50%	1.50%

UBS U.S. Equity Alpha Fund	—	1.50%	—	2.25%	1.25%

UBS U.S. Large Cap Equity Fund	—	1.20%	1.95%	1.95%	0.95%

UBS U.S. Large Cap Value Equity Fund	—	1.20%	1.95%	1.95%	0.95%

UBS U.S. Small Cap Growth Fund	—	1.40%	2.15%	2.15%	1.15%

UBS Absolute Return Bond Fund	—	1.00%	—	1.35%	0.85%

UBS Global Bond Fund	—	1.15%	1.90%	1.65%	0.90%

UBS High Yield Fund	—	1.20%	1.95%	1.70%	0.95%

UBS U.S. Bond Fund	—	0.64%	1.39%	1.14%	0.39%

UBS U.S. Small Cap Equity Fund (unfunded)	—	1.40%	—	2.15%	1.15%

UBS Emerging Markets Debt Fund (unfunded)	—	1.40%	—	1.90%	1.15%

UBS Emerging Markets Equity Fund (unfunded)	—	1.85%	—	2.60%	1.60%

UBS U.S. Real Estate Equity Fund (unfunded)	—	1.30%	—	2.05%	1.05%